Exhibit 99.1

Press Release For Immediate Release

American Financial Group, Inc. Announces Fourth Quarter and Full Year Results

•	Net earnings of $8.20 per share for the full year; fourth quarter net earnings of $7.93 per share

•	Fourth quarter earnings include $5.36 per share in realized gains on sales of securities and ($0.52) per share in other after-tax non-core items

•	Core net operating earnings per share of $8.44 for the full year; fourth quarter core net operating earnings per share of $3.09

•	Full year 2020 ROE of 14.0%; 2020 core operating ROE of 14.4%

CINCINNATI – February 3, 2021 – American Financial Group, Inc. (NYSE: AFG) today reported 2020 fourth quarter net earnings attributable to shareholders of $692 million ($7.93 per share) compared to $211 million ($2.31 per share) for the 2019 fourth quarter. Net earnings for the 2020 fourth quarter include after-tax non-core items aggregating $423 million ($4.84 per share), comprised of $468 million ($5.36 per share) in realized gains, the majority of which pertain to the transfer of investments associated with AFG’s annuity block reinsurance transaction (announced previously), which were partially offset by $38 million ($0.44 per share loss) in after-tax annuity non-core losses and $7 million ($0.08 per share loss) in other non-core charges. Comparatively, net earnings in the 2019 fourth quarter included $8 million ($0.09 per share) in non-core after-tax items. Net earnings attributable to shareholders for the full year of 2020 were $8.20 per share, compared to $9.85 per share in 2019. Other details may be found in the table below. Book value was $78.62 per share at December 31, 2020. AFG paid cash dividends of $2.50 per share during the fourth quarter, which included a $2.00 per share special dividend. Return on equity was 14.0% and 17.1% for the full year in 2020 and 2019, respectively.

Core net operating earnings were $269 million ($3.09 per share) for the 2020 fourth quarter, compared to $203 million ($2.22 per share) in the 2019 fourth quarter. The year-over-year increase was primarily the result of significantly higher underwriting profit in the Specialty Property and Casualty (“P&C”) insurance operations and higher earnings from the Company’s $2.4 billion of alternative investments that are marked to market through core operating earnings. These items were partially offset by lower other property and casualty net investment income, primarily due to lower short-term interest rates. Additional details for the 2020 and 2019 fourth quarters may be found in the table below. Core operating return on equity was 14.4% and 14.9% for the full year in 2020 and 2019, respectively.

	Three Months Ended December 31,
Components of Pretax Core Operating Earnings	2020	2019	2020	2019	2020	2019
Dollars in millions, except per share amounts	Before Impact of Alternative Investments		Alternative Investments, net of DAC		Core Net Operating Earnings, as reported

P&C Pretax Core Operating Earnings	$233	$181	$41	$18	$274	$199
Annuity Pretax Core Operating Earnings	77	84	52	20	129	104
Other Expenses	(33)	(32)	—	—	(33)	(32)
Holding Company Interest Expense	(24)	(18)	—	—	(24)	(18)

Pretax Core Operating Earnings	253	215	93	38	346	253
Related Income Taxes	57	42	20	8	77	50

Core Net Operating Earnings	$196	$173	$73	$30	$269	$203

Core Net Operating Earnings Per Share	$2.25	$1.90	$0.84	$0.32	$3.09	$2.22

Weighted Avg Diluted Shares Outstanding	87.2	91.3	87.2	91.3	87.2	91.3

Book value per share, excluding unrealized gains related to fixed maturities, was $63.61 per share at December 31, 2020. In the fourth quarter of 2020, AFG repurchased 1.1 million shares of its common stock at an average price of $74.98 per share, for a total of approximately $80 million. For the full year, AFG repurchased 4.5 million shares at an average price of $69.02 per share, for a total of approximately $313 million. For the twelve months ended December 31, 2020, AFG’s growth in adjusted book value per share plus dividends was 13%.

Beginning with the second quarter of 2019, AFG changed the way it defines annuity core operating earnings to exclude the impact of items that are not necessarily indicative of operating trends. Core net operating earnings for periods prior to the change have not been adjusted, however results for the twelve- month period ended December 31, 2019 are reconciled to historically reported Annuity Segment core operating earnings on page 6 of this release. Beginning with the first quarter of 2020, AFG’s core net operating earnings for its property and casualty insurance segment exclude the run-off operations of Neon (“Neon Exited Lines”). The Neon Exited Lines impact is highlighted in the table below.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses, annuity non-core earnings and losses, and special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

Dollars in millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$346	$251	$946	$967
Pretax non-core items:
Realized gains on securities	591	65	289	287
Annuity non-core earnings (losses)	(48)	24	(188)	(36)
Special A&E charges	—	—	(68)	(29)
Neon Exited Lines	—	(76)	(122)	(76)
Other	(5)	(5)	(9)	(5)

Earnings (loss) before income taxes	884	259	848	1,108
Provision (benefit) for income taxes:
Core operating earnings	77	50	194	193
Non-core items	113	18	(67)	46

Total provision for income taxes	190	68	127	239

Net earnings, including noncontrolling interests	694	191	721	869
Less net earnings (loss) attributable to noncontrolling interests:
Core operating earnings (losses)	—	(2)	—	(10)
Non-core earnings (losses)	2	(18)	(11)	(18)

Total net earnings (loss) attributable to noncontrolling interests	2	(20)	(11)	(28)

Net earnings attributable to shareholders	$692	$211	$732	$897

Net earnings:
Core net operating earnings(a)	$269	$203	$752	$784
Realized gains on securities	468	51	229	227
Annuity non-core earnings (losses)	(38)	19	(149)	(29)
Special A&E charges	—	—	(54)	(23)
Neon Exited Lines	(3)	(58)	(39)	(58)
Other	(4)	(4)	(7)	(4)

Net earnings attributable to shareholders	$692	$211	$732	$897

Components of Earnings Per Share:
Core net operating earnings(a)	$3.09	$2.22	$8.44	$8.62
Non-core Items:
Realized gains on securities	5.36	0.56	2.56	2.47
Annuity non-core earnings (losses)	(0.44)	0.21	(1.67)	(0.31)
Special A&E charges	—	—	(0.61)	(0.25)
Neon Exited Lines	(0.04)	(0.64)	(0.45)	(0.64)
Other	(0.04)	(0.04)	(0.07)	(0.04)

Diluted Earnings Per Share	$7.93	$2.31	$8.20	$9.85

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are extremely proud of AFG’s fourth quarter and full year 2020 results, especially in a year fraught with challenges including a global pandemic, related economic disruption and a heightened level of natural disasters. AFG finished the year on a strong note, generating a core operating ROE for the full year 2020 in excess of 14%. We are very pleased with the recovery in and performance of our alternative investments, which are marked to market through core earnings. Our liquidity and excess capital afford us the flexibility to effectively address and respond to the uncertainties introduced by COVID-19, and we believe our results demonstrate the value of our disciplined operating philosophy and portfolio of diversified specialty insurance businesses.”

“AFG had approximately $1.2 billion of excess capital (including parent company cash of approximately $215 million) at December 31, 2020. Our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. In addition, returning capital to shareholders in the form of regular and special cash dividends and opportunistic share repurchases is also an important and effective component of our capital management strategy. Over the past year, we increased our quarterly dividend by 11% and paid a special dividend of $2.00 per share.

“We expect AFG’s core net operating earnings in 2021 to be in the range of $6.25 to $7.25 per share, excluding earnings from our annuity operations, which are being sold to Massachusetts Mutual Life Insurance Company (MassMutual) and are expected to be reported as discontinued operations effective January 1, 2021. These projected core net operating earnings for 2021 also assumes zero earnings on parent company cash, including the $3.0 billion in net cash proceeds (net of real estate-related assets assumed to be acquired by AFG Parent) from the sale of the annuity operations, as AFG’s ultimate deployment of this capital has not been determined. Our core earnings per share guidance excludes non-core items such as realized gains and losses, results of discontinued operations, and other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations. Furthermore, the above guidance reflects an approximately 8% return on alternative investments that are marked-to-market through core earnings and a normal crop year.”

A summary of the components of AFG’s core net operating earnings guidance follows:

	Core earnings per share guidance Point in range			Assumptions
	Low	Mid	High
P&C Operations, including parent company interest and expenses	$5.90	$6.40	$6.90
Real estate alt investments (partnerships) to be acquired by AFG Parent	0.31	0.31	0.31	8% pretax yield on $430 million invested
Directly owned real estate to be acquired by AFG Parent	0.04	0.04	0.04	4% yield on $100 million invested
Parent cash, including cash received at close of the Annuity sale	—	—	—	0% yield on $3.2 billion in parent cash

Core earnings per share guidance	$6.25	$6.75	$7.25

Specialty Property and Casualty Insurance Operations

Pretax core operating earnings in AFG’s P&C Insurance Segment were $274 million in the fourth quarter of 2020, compared to $199 million in the prior year period, an increase of $75 million, or 38%. Significantly higher year-over-year P&C underwriting profit and higher earnings from alternative investments were partially offset by lower other P&C net investment income, primarily the result of lower interest rates.

The Specialty P&C insurance operations generated an underwriting profit of $179 million for the 2020 fourth quarter compared to $89 million in the fourth quarter of 2019. Higher underwriting profitability in our Property and Transportation and Specialty Casualty Groups was partially offset by lower year-over-year underwriting profit in our Specialty Financial Group.

The fourth quarter 2020 combined ratio of 86.2% improved 7.3 points year-over-year and includes 2.4 points of favorable prior year reserve development, compared to 3.8 points of favorable prior year reserve development in the 2019 fourth quarter. Catastrophe losses added 1.5 points to the combined ratio in the 2020 fourth quarter, compared to 1.0 point in the comparable prior year period.

AFG did not record any additional reserve charges for COVID-19 in the fourth quarter. Given the uncertainties surrounding the ultimate number or scope of claims relating to the pandemic, approximately 72% of AFG’s COVID-19 related reserves from the $95 million in charges recorded in the first half of 2020 are held as incurred but not reported (IBNR) at December 31, 2020. These reserves represent the Company’s current best estimate of losses from the pandemic and related economic disruption.

Gross and net written premiums were down 2% and 7%, respectively, for the fourth quarter of 2020, when compared to the same period in 2019, primarily as the result of the run-off of Neon. Excluding the impact of the Neon run-off, gross and net written premiums increased 6% and 2%, respectively, year-over-year.

Average renewal pricing across our entire P&C Group was up approximately 13% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 17%. Renewal pricing in 2020 was the highest we have achieved in more than fifteen years in each of our Specialty P&C sub-segments and in our Specialty P&C Group overall.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting gain of $74 million in the fourth quarter of 2020, compared to an underwriting loss of $2 million in the comparable prior year period. Improved year-over-year results in our crop operations following 2019 losses from prevented planting, along with significantly improved accident year results in our aviation business and higher profitability in our transportation businesses were the primary drivers of the improved results. Catastrophe losses for this group were $6 million and $7 million in the fourth quarters of 2020 and 2019, respectively.

Fourth quarter 2020 gross written premiums in this group were up 3% and net written premiums were down 2% when compared to the 2019 fourth quarter. Growth and new business opportunities in our property & inland marine and ocean marine businesses and higher gross written premiums in our crop operations were partially offset by lower premiums in our transportation business, primarily from reduced exposures as a result of COVID-19 and premium reductions in two large national accounts. Higher cessions of certain crop insurance products contributed to the year-over-year decrease in net written premiums in the 2020 fourth quarter. Overall renewal rates in this group increased 5% on average for the fourth quarter of 2020 and 6% overall for the full year.

The Specialty Casualty Group reported an underwriting profit of $91 million in the 2020 fourth quarter compared to $69 million in the comparable 2019 period. Higher year-over year underwriting profit in our excess and surplus and excess liability businesses and improved year-over-year results in our general liability business were partially offset by lower favorable prior year reserve development in our workers’ compensation businesses. Underwriting profitability in our workers’ compensation business overall continues to be excellent. The Specialty Casualty Group achieved a very strong 84.0% calendar year combined ratio in the fourth quarter. Catastrophe losses for this group were $2 million and $6 million in the fourth quarters of 2020 and 2019, respectively.

Gross and net written premiums decreased 7% and 16%, respectively, for the fourth quarter of 2020 when compared to the same prior year period, primarily due to the run-off of Neon. Excluding the impact of Neon, gross and net written premiums increased 9% and 3%, respectively, in the fourth quarter of 2020 when compared to the same period in 2019. Significant renewal rate increases, coupled with new business opportunities in our excess and surplus, excess liability and directors’ and officers’ (D&O) businesses contributed to this growth. The COVID-19 pandemic has resulted in reduced exposures in our workers’ compensation businesses, which when coupled with renewal rate decreases, contributed to lower year-over-year premiums, partially offsetting the growth in these other businesses. Renewal pricing for this group was up an impressive 19% in the fourth quarter. Excluding our workers’ compensation businesses, renewal rates in this group were up approximately 29%, much higher than the renewal rate increases achieved in the first three quarters of 2020.

The Specialty Financial Group reported an underwriting profit of $20 million in the fourth quarter of 2020, compared to $32 million in the fourth quarter of 2019. Lower underwriting profit in our surety and trade credit businesses, along with higher year-over-year catastrophe losses in our financial institutions business were the primary drivers of the decrease. Nearly all businesses in this group continued to achieve excellent underwriting margins. Catastrophe losses for this group were $7 million in the fourth quarter of 2020, compared to $2 million in the 2019 fourth quarter.

Gross and net written premiums increased by 2% and 4%, respectively, in the 2020 fourth quarter when compared to the same 2019 period due primarily to growth in our lender services business, which was partially offset by COVID-related economic impacts on our surety business and heightened risk selection that has reduced new business in our trade credit business. Renewal pricing in this group continued to increase each quarter in 2020, and was up 9% during the fourth quarter and 8% for the full year of 2020.

Carl Lindner III stated, “Fourth quarter and full year underwriting profitability in our Specialty P&C businesses was excellent. In fact, fourth quarter 2020 P&C core operating earnings established a new quarterly record for AFG. To achieve these results in the wake of continued uncertainty and economic disruption caused by the COVID-19 pandemic is a testament to the strength and diversity of our core P&C operating businesses. We continued to achieve broad-based pricing increases in the quarter, with exceptionally strong renewal pricing in our longer-tailed liability businesses, and are pleased to see new business opportunities emerge across our portfolio. Looking toward 2021, we expect an overall 2021 calendar year combined ratio in the range of 89% to 91%, and net written premiums to be up 5% to 9% when compared to the $5.0 billion reported in 2020. We expect the market to remain firm throughout 2021, allowing us to achieve solid renewal rate increases.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

Annuity Core Operating Earnings – The table below reflects annuity core operating earnings under AFG’s definition utilized beginning in the second quarter of 2019. Annuity core operating earnings for the full year of 2019 are reconciled to previously reported annuity operating results.

Dollars in millions	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Components of Pretax Annuity Core Operating Earnings:
Pretax core operating earnings before alternative investments	$77	$84	$321	$309
Amounts previously reported as core operating, net	—	—	—	(11)

Pretax Annuity core operating earnings before alternative investments	77	84	321	298

Alternative Investments, net of DAC	52	20	38	100

Pretax Annuity Core Operating Earnings, as reported	$129	$104	$359	$398

Alternative investments – change in market value during the period (before DAC impact)	4.4%	1.9%	4.8%	9.7%

Gross annuity premiums	$1,319	$1,139	$4,087	$4,960

Fourth quarter 2020 pretax annuity core operating earnings of $129 million were 24% higher than the fourth quarter of 2019, reflecting significantly higher earnings from the Annuity Segment’s alternative investments. Earnings from alternative investments that are marked to market through core operating earnings vary from period to period based on the reported results of the underlying investments, and are generally reported on a quarter lag. Pretax core operating earnings before alternative investments in the fourth quarter decreased $7 million, or 8% year-over-year, reflecting an unusually high amount of one-time investment income earned in the fourth quarter of 2019 and the impact of lower interest rates on the Annuity Segment’s investment portfolio, including the impact of significantly lower short-term rates on the Annuity Segment’s $5 billion of cash and floating rate investments.

Craig Lindner stated, “AFG’s Annuity Segment achieved an operating return on equity of nearly 15% in the fourth quarter of 2020, and approximately 11% for the year. We were pleased that returns on alternative investments in the third and fourth quarters of 2020 increased sharply from the previous quarters, achieving annualized yields in those quarters of approximately 14% and 17%, respectively.”

Annuity Premiums – AFG’s Annuity Segment reported gross statutory premiums of $1.32 billion ($1.07 billion, net of reinsurance) in the fourth quarter of 2020, compared to $1.14 billion gross and net premiums in the fourth quarter of 2019, an increase of 16%. This increase was driven by higher sales of traditional fixed annuities in the Financial Institutions channel, as well as higher pension risk transfer premiums.

Craig Lindner commented, “I am extremely pleased that sales in the fourth quarter of 2020 were nearly $200 million higher than the fourth quarter of 2019. The results produced by AFG’s Annuity Segment during the quarter, combined with our recent upgrade to A+ by AM Best, demonstrate our strong business fundamentals, our pricing discipline and the success of our operating model. The Annuity Segment continued to have a very strong balance sheet at December 31, 2020, with unrealized gains in our annuity bond portfolio of $2.6 billion, a Risk-Based Capital (RBC) ratio in excess of 400%, and capital well in excess of the amounts indicated by rating agencies to maintain our ratings. Furthermore, we have the ability to lower the crediting rates on $26 billion of annuity reserves by an average of 102 basis points, giving us a great deal of flexibility in managing returns on our in-force business.”

Annuity Non-Core Loss – In the fourth quarter of 2020, AFG reported an after-tax annuity non-core loss of $38 million ($0.44 per share loss), which primarily reflects the negative impact of lower than anticipated interest rates and the amortization of the deferred loss and other impacts of the annuity block reinsurance agreement discussed below. These losses were partially offset by the favorable impact of stronger than anticipated stock market performance in the fourth quarter.

Annuity Block Reinsurance Agreement – As previously announced, AFG’s Annuity subsidiary, Great American Life Insurance Company (“GALIC”) entered into a reinsurance agreement with Commonwealth Annuity and Life Insurance Company (“Commonwealth”), a subsidiary of Global Atlantic Financial Group Limited in October 2020. Under the terms of the agreement, GALIC ceded approximately $5.7 billion (statutory basis) of inforce traditional fixed and indexed annuities, representing approximately 15% of its in-force business, and transferred related investments to Commonwealth. This transaction created approximately $335 million of excess capital for AFG, including more than $250 million at GALIC. As a result, the Annuity Segment paid dividends totaling $215 million to AFG in the fourth quarter of 2020.

More information about premiums and the results of operations for our Annuity Segment may be found in AFG’s Quarterly Investor Supplement.

Investments

AFG recorded fourth quarter 2020 net realized gains on securities of $468 million ($5.36 per share) after tax and after deferred acquisition costs (DAC). Included in this amount is $292 million ($3.35 per share) in after-tax, after-DAC gains related to investments transferred in connection with the annuity block reinsurance transaction. This amount also included $123 million ($1.41 per share) in after-tax, after-DAC net gains to adjust equity securities that the Company continued to own at December 31, 2020, to fair value. By comparison, AFG recorded net realized gains on securities of $51 million ($0.56 per share) in the comparable 2019 period.

Unrealized gains on fixed maturities were $1.3 billion after tax and after DAC at December 31, 2020, an increase of $393 million since year-end 2019. Our portfolio continues to be high quality, with 88% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the twelve months ended December 31, 2020, P&C net investment income was approximately 15% lower than the comparable 2019 period, reflecting lower market interest rates and lower dividend income.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

Neon Exited Lines

As announced on September 28, 2020, AFG reached a definitive agreement to sell GAI Holding Bermuda and its subsidiaries, comprising the legal entities that own its Lloyd’s of London insurer, Neon, to RiverStone Holdings Limited. The transaction closed in the fourth quarter of 2020. AFG recorded $3 million ($0.04 per share) in non-core losses related to the sale and runoff of this business in the fourth quarter of 2020.

Loss on Early Retirement of Debt

In November 2020, AFG redeemed $150 million of its 6% Subordinated Debentures due 2055 at 100% of principal plus accrued and unpaid interest to, but excluding, the date of redemption. The redemption resulted in after-tax non-core expenses in the fourth quarter of 2020 of approximately $4 million ($0.04 per share loss).

Sale of AFG’s Annuity Businesses to MassMutual

On January 27, 2021 AFG announced that it entered into a definitive agreement to sell its Annuity business to MassMutual for $3.5 billion in cash, subject to final closing adjustments to the extent that GAAP shareholders’ equity excluding accumulated other comprehensive income (AOCI) of the entities sold varies from $2.8 billion. GAAP shareholders’ equity (excluding AOCI) of the entities to be sold was $2.9 billion at December 31, 2020. Under the terms of the agreement, which is expected to close in the second quarter of 2021, MassMutual will acquire GALIC and its two insurance subsidiaries, Annuity Investors Life Insurance Company and Manhattan National Life Insurance Company. At December 31, 2020, GALIC and its subsidiaries had approximately $40 billion of traditional fixed and indexed annuity reserves. AFG expects to recognize an after-tax gain on the sale of $620 million to $690 million ($7.10 to $7.90 per AFG share) upon closing. Prior to completion of the transaction, AFG will acquire approximately $500 million in real estate-related partnerships and directly owned real estate from GALIC.

Beginning with the first quarter of 2021, AFG will report the results of its Annuity operations as discontinued operations, in accordance with generally accepted accounting principles (GAAP), which includes adjusting prior period results to reflect these operations as discontinued.

This transaction significantly increases AFG’s liquidity and excess capital position, as shown in the table below (in millions, except per share amounts):

	Actual 12/31/2020	Pro Forma 12/31/2020	Pro Forma Per Share
AFG Parent Cash	$215	$3,200	$37
AFG Parent Real Estate-Related Investments	—	$530	$6

GAAP Adjusted Shareholders’ Equity*	$5,493	$6,148	$71
AFG Excess Capital (including parent cash)	$1,195	$4,400
Debt to Capital Ratio	17.6%	16.2%

*	Excludes unrealized gains related to fixed maturities.

The pro forma information above is shown “as if” the transaction closed on December 31, 2020, and assumes that AFG parent acquires and holds $530 million of real-estate related assets from GALIC and records an after-tax gain on the sale of the annuity business of $655 million (midpoint of estimated range).

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and fixed-indexed annuities in the retail, financial institutions, broker-dealer, and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: that AFG may be unable to complete the proposed sale of its annuity business because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived, uncertainty as to the timing of completion of the proposed transaction, or failure to realize the anticipated benefits from the proposed transaction; changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including the cost of equity index options; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; changes in insurance law or regulation, including changes in statutory accounting rules, including modifications to capital requirements; the effects of the COVID-19 outbreak, including the effects on the international and national economy and credit markets, legislative or regulatory developments affecting the insurance industry, quarantines or other travel or health-related restrictions; changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from pandemics, civil unrest and other major losses; disruption caused by cyber-attacks or other technology breaches or failures by AFG or its business partners and service providers, which could negatively impact AFG’s business and/or expose AFG to litigation; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss 2020 fourth quarter and full year results at 11:30 am (ET) tomorrow, Thursday, February 4, 2021. Toll-free telephone access will be available by dialing 877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 6976276. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available approximately two hours following the completion of the call and will remain available until 11:59 pm (ET) on February 11, 2021. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 6976276.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To access the event, click on the following link: https://www.AFGinc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until February 11, 2021 at 11:59 p.m. (ET).

Contact:

Diane P. Weidner, IRC

Vice President – Investor & Media Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG2021-06

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Revenues
P&C insurance net earned premiums	$1,325	$1,370	$5,099	$5,185
Net investment income	548	593	2,132	2,303
Realized gains on:
Securities	591	65	289	287
Subsidiaries	53	—	23	—
Income of managed investment entities:
Investment income	47	63	201	269
Gain (loss) on change in fair value of assets/liabilities	8	(14)	(39)	(30)
Other income	51	53	204	223

Total revenues	2,623	2,130	7,909	8,237
Costs and expenses
P&C insurance losses & expenses	1,220	1,362	4,896	4,996
Annuity and supplemental insurance benefits & expenses	343	323	1,498	1,404
Interest charges on borrowed money	24	18	88	68
Expenses of managed investment entities	32	52	149	220
Other expenses	120	116	430	441

Total costs and expenses	1,739	1,871	7,061	7,129

Earnings before income taxes	884	259	848	1,108
Provision for income taxes	190	68	127	239

Net earnings, including noncontrolling interests	694	191	721	869

Less: Net earnings (loss) attributable to noncontrolling interests	2	(20)	(11)	(28)

Net earnings attributable to shareholders	$692	$211	$732	$897

Diluted earnings per Common Share	$7.93	$2.31	$8.20	$9.85

Average number of diluted shares	87.2	91.3	89.2	91.0

Selected Balance Sheet Data:	December 31, 2020	December 31, 2019
Total cash and investments	$52,502	$55,252
Long-term debt	$1,963	$1,473
Shareholders’ equity(b)	$6,789	$6,269
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(b)	$5,493	$5,390

Book value per share	$78.62	$69.43
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$63.61	$59.70

Common Shares Outstanding	86.3	90.3

Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2020	2019		2020	2019
Gross written premiums	$1,707	$1,749	(2%)	$6,995	$7,299	(4%)

Net written premiums	$1,216	$1,313	(7%)	$4,992	$5,342	(7%)

Ratios (GAAP):
Loss & LAE ratio	58.6%	63.2%		60.9%	61.5%
Underwriting expense ratio	27.6%	30.3%		30.4%	32.2%

Specialty Combined Ratio	86.2%	93.5%		91.3%	93.7%

Combined Ratio – P&C Segment	91.6%	99.1%		95.5%	95.8%

Supplemental Information:(c)
Gross Written Premiums:
Property & Transportation	$647	$628	3%	$2,813	$2,759	2%
Specialty Casualty	865	929	(7%)	3,444	3,768	(9%)
Specialty Financial	195	192	2%	738	772	(4%)

	$1,707	$1,749	(2%)	$6,995	$7,299	(4%)

Net Written Premiums:
Property & Transportation	$440	$449	(2%)	$1,887	$1,876	1%
Specialty Casualty	565	669	(16%)	2,304	2,701	(15%)
Specialty Financial	163	156	4%	604	617	(2%)
Other	48	39	23%	197	148	33%

	$1,216	$1,313	(7%)	$4,992	$5,342	(7%)

Combined Ratio (GAAP):
Property & Transportation	85.8%	100.4%		90.4%	95.7%
Specialty Casualty	84.0%	89.7%		90.0%	93.3%
Specialty Financial	86.8%	79.6%		91.8%	85.0%
Aggregate Specialty Group	86.2%	93.5%		91.3%	93.7%

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Reserve Development (Favorable)/Adverse:
Property & Transportation	$(29)	$(18)	$(107)	$(67)
Specialty Casualty	(6)	(25)	(97)	(88)
Specialty Financial	(6)	(14)	(28)	(38)
Other Specialty	9	4	19	6

Specialty Group	(32)	(53)	(213)	(187)
Special A&E Reserve Charge – P&C Run-off	—	—	47	18
Neon Exited Lines and Other	24	8	39	26

Total Reserve Development	$(8)	$(45)	$(127)	$(143)

Points on Combined Ratio:
Property & Transportation	(5.6)	(3.5)	(5.7)	(3.6)
Specialty Casualty	(1.1)	(3.8)	(4.3)	(3.4)
Specialty Financial	(3.6)	(9.2)	(4.5)	(6.3)

Aggregate Specialty Group	(2.4)	(3.8)	(4.4)	(3.7)
Total P&C Segment	(0.6)	(3.3)	(2.5)	(2.8)

Footnote (c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Gross Statutory Premiums

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2020	2019		2020	2019
Annuity Premiums:
Financial Institutions	$728	$629	16%	$2,268	$2,766	(18%)
Retail	173	195	(11%)	690	1,063	(35%)
Broker-Dealer	115	116	(1%)	484	689	(30%)
Pension Risk Transfer	274	158	73%	499	257	94%
Education Market	25	36	(31%)	129	164	(21%)
Variable Annuities	4	5	(20%)	17	21	(19%)

Total Gross Annuity Premiums	$1,319	$1,139	16%	$4,087	$4,960	(18%)

Components of Pretax Annuity Core Operating Earnings

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2020	2019		2020	2019
Revenues:
Net investment income	$368	$435	(15%)	$1,635	$1,682	(3%)
Other income	36	30	20%	136	119	14%

Total revenues	404	465	(13%)	1,771	1,801	(2%)
Costs and Expenses:
Annuity benefits	242	285	(15%)	1,085	1,107	(2%)
Acquisition expenses	59	62	(5%)	239	246	(3%)
Other expenses	26	34	(24%)	126	139	(9%)

Total costs and expenses	327	381	(14%)	1,450	1,492	(3%)

Annuity core operating earnings before items below	77	84	(8%)	321	309	4%

Amounts previously reported as core	—	—	nm	—	(11)	nm
Alternative investments
Marked to market, net of DAC	52	20	nm	38	100	nm

Pretax Annuity Core Operating Earnings	$129	$104	24%	$359	$398	(10%)

Fixed Annuity Spread Information*

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Core net interest spread before alternative investments	1.59%	1.71%	1.57%	1.69%

Net Interest Spread	2.28%	1.94%	1.74%	1.98%

Net spread earned before alternative investments	0.83%	0.87%	0.81%	0.82%
Net spread earned	1.42%	1.07%	0.91%	1.08%

*	Excludes fixed annuity portion of variable annuity business.

Further details may be found in our Quarterly Investor Supplement, which is posted on our website.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Core Operating Earnings before Income Taxes:
P&C insurance segment	$274	$199	$776	$753
Annuity segment	129	104	359	409
Annuity results previously reported as operating earnings	—	—	—	(11)
Interest and other corporate expenses	(57)	(50)	(189)	(174)

Core operating earnings before income taxes	346	253	946	977
Related income taxes	77	50	194	193

Core net operating earnings	$269	$203	$752	$784

b)

Shareholders’ Equity at December 31, 2020 includes $1.3 billion ($14.54 per share) in unrealized after-tax, after- DAC gains on fixed maturities and $41 million ($0.47 per share) in unrealized after-tax, after-DAC gains on fixed maturity-related cash flow hedges. Shareholders’ Equity at December 31, 2019 includes $862 million ($9.54 per share) in unrealized after-tax, after-DAC gains on fixed maturities and $17 million ($0.19 per share) in unrealized after-tax, after-DAC gains on fixed maturity-related cash flow hedges.

c)	Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses and trucks, inland and ocean marine, agricultural-related products and other commercial property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.